EXHIBIT 99.3

HANDY & HARMAN LTD.
Unaudited Pro Forma Condensed Combined Financial Information

On September 30, 2016, SL Montevideo Technology, Inc. ("SMTI"), an indirect wholly-owned subsidiary of Handy & Harman Ltd. ("HNH" or the "Company"), entered into an asset purchase agreement ("Purchase Agreement") with Hamilton Sundstrand Corporation ("Hamilton"). Pursuant to the Purchase Agreement, on September 30, 2016, SMTI acquired from Hamilton certain assets of its Electromagnetic Enterprise division ("EME"). The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2015 and for the nine months ended September 30, 2016 combine the historical statements of operations of HNH and EME for each of those periods, respectively, giving effect to HNH's acquisition of EME as if it had occurred on January 1, 2015. An unaudited pro forma balance sheet has not been presented as the acquisition has already been fully reflected in the consolidated balance sheet included in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, filed on November 1, 2016.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to HNH's acquisition of EME, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate historical financial statements of HNH as of and for the year ended December 31, 2015 and the related notes included in HNH's Annual Report on Form 10-K for the year ended December 31, 2015;

•
separate historical financial statements of EME as of and for the year ended December 31, 2015 and the related notes included in EME's financial statements for the year ended December 31, 2015 (included as Exhibit 99.1);

•
separate historical financial statements of HNH as of and for the nine months ended September 30, 2016 and the related notes included in HNH's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016; and

•
separate historical financial statements of EME as of and for the six months ended June 30, 2016 and the related notes included in EME's financial statements for the six-month period ended June 30, 2016 (included as Exhibit 99.2).

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what HNH's financial position or results of operations actually would have been had HNH's acquisition of EME been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of HNH. There were no material transactions between HNH and EME during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles ("U.S. GAAP"), which are subject to change and interpretation. The acquisition accounting is subject to the finalization of the valuations of certain acquired assets and liabilities. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined companies' future results of operations and financial position.

Also, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that HNH may achieve as a result of its acquisition of EME, the costs to integrate the operations of HNH and EME or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The presentation of certain items in the EME historical financial statements have been conformed to the HNH presentation for purposes of the unaudited pro forma condensed combined financial information.

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share)	HNH	EME	PRO FORMA ADJUSTMENTS (NOTE 4)		PRO FORMA HNH
Net sales	$649,468	$54,676	$—		$704,144
Cost of goods sold	471,254	42,059	(89)	(a)	513,224
Gross profit	178,214	12,617	89		190,920
Selling, general and administrative expenses	123,422	4,237	3,843	(b)	131,502
Pension expense	7,480	—	—		7,480
Asset impairment charges	1,398	—	—		1,398
Operating income	45,914	8,380	(3,754)		50,540
Other:
Interest expense	4,598	—	2,090	(c)	6,688
Realized and unrealized gain on derivatives	(588)	—	—		(588)
Other expense	384	—	—		384
Income from continuing operations before tax and equity investment	41,520	8,380	(5,844)		44,056
Tax provision	17,997	3,306	(2,533)	(d)	18,770
Loss from associated company, net of tax	6,532	—	—		6,532
Income from continuing operations, net of tax	$16,991	$5,074	$(3,311)		$18,754
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$1.49				$1.65
Weighted-average number of common shares outstanding	11,380				11,380

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HANDY & HARMAN LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

(in thousands, except per share)	HNH	EME	PRO FORMA ADJUSTMENTS (NOTE 4)		PRO FORMA HNH
Net sales	$592,437	$49,022	$—		$641,459
Cost of goods sold	431,082	38,262	(16)	(a)	469,328
Gross profit	161,355	10,760	16		172,131
Selling, general and administrative expenses	116,298	2,143	2,208	(b)	120,649
Pension expense	6,104	—	—		6,104
Asset impairment charges	8,990	—	—		8,990
Operating income	29,963	8,617	(2,192)		36,388
Other:
Interest expense	4,486	—	1,567	(c)	6,053
Realized and unrealized loss on derivatives	814	—	—		814
Other expense	65	—	—		65
Income from continuing operations before tax and equity investment	24,598	8,617	(3,759)		29,456
Tax provision	11,788	3,415	(1,579)	(d)	13,624
Loss from associated company, net of tax	5,053	—	—		5,053
Income from continuing operations, net of tax	$7,757	$5,202	$(2,180)		$10,779
Basic and diluted income per share of common stock
Income from continuing operations, net of tax, per share	$0.63				$0.88
Weighted-average number of common shares outstanding	12,242				12,242

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HANDY & HARMAN LTD.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	DESCRIPTION OF TRANSACTION

On September 30, 2016, SMTI, an indirect wholly-owned subsidiary of the Company, entered into a Purchase Agreement with Hamilton. Pursuant to the Purchase Agreement, on September 30, 2016, SMTI acquired from Hamilton certain assets of EME used or useful in the design, development, manufacture, marketing, service, distribution, repair and sale of electric motors, starters and generators for certain commercial applications, including for use in commercial hybrid electric vehicles and refrigeration and in the aerospace and defense sectors. SMTI purchased the acquired net assets for $64.5 million in cash and assumption of certain ordinary course business liabilities, subject to adjustments related to working capital at closing and quality of earnings of the acquired business for the period of January 1, 2016 to June 30, 2016, each as provided in the Purchase Agreement. The Purchase Agreement includes a guarantee by Hamilton of a minimum level of product purchases from SMTI by an affiliate of Hamilton for calendar years 2017, 2018 and 2019, in exchange for compliance by SMTI with certain operating covenants. The transaction was financed with additional borrowings under the Company's senior secured revolving credit facility.

2.	BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of HNH and EME. The pro forma financial statements were prepared using the HNH and EME historical financial statements as of the dates and for the periods referred to in the introduction above. The presentation of certain items in the EME historical financial statements have been conformed to the HNH presentation for purposes of the unaudited pro forma condensed combined financial information.

The acquisition method of accounting under existing U.S. GAAP requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the consideration transferred is measured at the closing date of the acquisition at the then-current market price. Accordingly, the assets acquired and liabilities assumed from EME have been recorded as of the completion of the acquisition at their respective fair values on a preliminary basis and added to those of HNH. Financial statements and reported results of operations of HNH issued after completion of the acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of EME.

Acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred (see Note 4 - "Pro Forma Adjustments" for additional information). The unaudited pro forma condensed combined financial statements do not reflect any restructuring and integration charges which may be incurred in connection with HNH's acquisition of EME. Any such costs will be expensed as incurred.

3.	ACQUISITION ACCOUNTING

The following table summarizes the amounts of the assets acquired and liabilities assumed at the acquisition date on a preliminary basis (in thousands):

Trade and other receivables	$4,247
Inventories	3,004
Prepaid and other current assets	28
Property, plant and equipment	1,967
Goodwill	32,686
Other intangibles	28,820
Total assets acquired	70,752
Trade payables	(3,440)
Accrued liabilities	(2,812)
Net assets acquired	$64,500

4.	PRO FORMA ADJUSTMENTS

(a)
To record an estimate of the adjustment to depreciation expense related to the preliminary estimated fair-value adjustment to acquired property, plant and equipment, using the straight-line method in both periods.

(b)	To record the following adjustments:

(in thousands)	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Eliminate HNH's advisory, legal, and valuation costs, which are non-recurring (1)	$—	$(242)
Eliminate EME's acquisition-related transaction costs, which are non-recurring (1)	—	(48)
Record an estimate of the additional amortization expense related to the preliminary estimated fair-value adjustment to the intangible assets acquired (2)	3,843	2,498
Total	$3,843	$2,208

(1)	These costs are directly attributable to HNH's acquisition of EME and are not expected to have a continuing impact on the combined results of HNH and EME.

(2)	Amortization expense is computed based upon customer relationships of $28.8 million using the double-declining balance method over a useful life of 15 years.

(c)
To record an estimate of the additional interest expense on incremental debt utilized to finance the EME acquisition. The additional interest expense is based on additional borrowings of approximately $64.5 million under HNH's senior secured revolving credit facility, using HNH's interest rate at the time of the borrowing.

(d)	To record an estimate of the tax impact of the pro forma adjustments using the applicable effective tax rates for the period, considering the income tax-deductibility of the expense.